Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Fourth Quarter and Full Year 2017 Results

JERSEY CITY, NJ, Thursday, February 22, 2018 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the fourth quarter and full year 2017.

Fourth Quarter 2017 Highlights
•	Net sales of $119.9 million, an improvement of 1.2% year over year
•	GAAP net loss of $20.8 million, largely due to tax reform impact, compared to net earnings of $3.4 million in the fourth quarter of 2016
•	Adjusted EBITDA of $7.1 million (5.9% of sales) compared to $13.7 million (11.6% of sales) in the fourth quarter of 2016
•	Refinanced credit agreement during the quarter, providing for additional borrowing capacity

Full Year 2017 Highlights
•	Net sales of $491.6 million, down 1.7% year over year
•	GAAP net loss of $11.9 million compared to a net loss of $64.8 million in 2016, primarily due to goodwill impairment charge
•	Adjusted EBITDA of $40.4 million (8.2% of sales) versus $46.2 million (9.2% of sales) in 2016
•	Backlog improvement of 29% from December 31, 2016 level

Non-GAAP financial measures, such as Non-GAAP EPS, EBITDA and Adjusted EBITDA, exclude the impact of costs associated with a legal entity restructuring, ERP system implementation costs, impairment charges, restructuring charges, the transition tax related to tax reform enacted in December 2017, and certain other items. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

CEO Comments
Daniel Bernstein, President and CEO, said, "While we experienced a slight improvement in sales during the fourth quarter over last year, it did not result in bottom line growth this quarter.  There were certain charges incurred that were one-time in nature related to tax reform and deferred financing costs.  Consulting costs related to our ERP implementation and inventory-related charges were also significantly higher in the fourth quarter.  That said, we believe that our margins will improve from the fourth quarter level in 2018.

"Overall, the Company's backlog has increased to $146.5 million at December 31, 2017, which represents a $33.3 million, or 29%, increase from its level at December 31, 2016.  While we are unable to predict the effect that this increase will ultimately have on 2018 sales, it is a good barometer that we are well positioned for organic growth in future periods.

"Fourth quarter 2017 sales within our Connectivity Solutions group were up by $3.2 million compared to the same quarter of 2016. We saw improvement across all primary end markets served and highlighted by gains in distribution and military sales. Sales into industrial markets also grew in the fourth quarter of 2017, particularly in the applications of automated test and measurement equipment and alternative energy generation.  Commercial aerospace continues to be a steady contributor to our Connectivity Solutions group, and we anticipate further growth in this area in 2018 as a result of our position on key carrier jet platforms that are experiencing increased build rates.  Following four consecutive quarters of year-over-year declines, our Stewart Connector business had relatively even sales in the fourth quarter of 2017 as compared to the same quarter of 2016.  The Stewart business continues to be repositioned to better utilize our now extensive network of global distributors, and to focus its efforts in the areas of high-reliability, harsh-environment applications emerging within the internet of things (IoT) market.  We're beginning to see the benefit of this repositioning as reflected in a 43% increase in its backlog since the end of 2016.  Overall, the Connectivity Solutions group ended the year with backlog up $6.2 million from its level at December 31, 2016, which should bode well for this group in the coming year.

"The backlog for the Power Solutions and Protections group increased by $21.1 million from its level at December 31, 2016, with about half of this increase scheduled to ship in 2018.  Following nine consecutive quarters of year-over-year declines, fourth quarter sales within our Power Solutions business were 6% higher compared to the same quarter of 2016, excluding the effects of our NPS divestiture.  We continue to be encouraged by our pipeline of projects within industrial, E-Mobility and datacenter applications.  Sales within our modules group increased by $900,000, or 20%, as one of our products within an IoT application was introduced to the consumer marketplace during the fourth quarter. Our portfolio of circuit protection products also had a strong fourth quarter, growing by $300,000, or 11%, largely resulting from the successful deployment of this product line throughout our distribution channels.

"While sales within our Magnetic Solutions group were down slightly from the fourth quarter of 2016, our backlog for these products remains strong and was up $6 million from the end of 2016. We have continued market leadership with our integrated connector modules (ICMs), highlighted by strength in the network enterprise space which utilizes our 1GBT through 10GBT and power-over-ethernet (PoE) ICMs.  We have a strong position on the latest releases of multi-gig switching products and are gaining traction in the Open Compute Project (OCP) space with single row high-speed ICMs. Our Signal Transformer business had an 11% improvement in sales during the fourth quarter of 2017 compared to the same period of 2016.  This was largely driven by new programs where our transformers are used in a variety of applications, including electrical circuit breakers, airport runway lighting and battery backup power management systems. Overall, we anticipate another solid year out of this group despite a very competitive environment.

"We successfully refinanced our credit facility during the fourth quarter with several changes that will benefit the Company in the near and long term.  The new agreement provides more favorable pricing from an interest rate perspective; it reduces mandatory payments over the next four years, giving us flexibility in how we choose to utilize our U.S. cash; and it includes additional borrowing capacity under the revolver which can be used for future acquisitions.  Our top priority is growing the Company's top line.   Our new credit facility, coupled with availability of foreign earnings provided for with the transition tax, will enable future acquisitions to be a key component of our growth strategy," concluded Mr. Bernstein.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

Fourth Quarter 2017 Results

Net Sales
Net sales were $119.9 million, up 1.2% from last year's fourth quarter. By geographic segment, Europe was up by 12.7%, North America was up by 1.9%, and Asia was down by 4.6%.  By product group, Connectivity Solutions was up by 8.1%, Power Solutions and Protection sales were 3.3% lower and Magnetics Solutions was down by 1.0%.  During the fourth quarter of 2017, 35% of our sales related to our Connectivity Solutions products (compared to 33% for the same period of 2016), 33% related to our Power Solutions and Protection products (compared to 34% in 2016) and 32% related to our Magnetic Solutions products (compared to 33% in 2016).

On a consolidated basis, sales increased by $1.4 million in the fourth quarter of 2017 compared to the same period of 2016, despite a $2.9 million decline in sales related to the winding down of our NPS product sales within the Power Solutions Business.  The majority of the sales growth in the fourth quarter related to our Connectivity Solutions products, due to increased demand for our active optical products and Semflex cables for use in military applications.

Gross Profit
Gross profit margin declined to 18.4%, from 20.7% in the fourth quarter of 2016, primarily due to inventory-related charges totaling $2.0 million in the fourth quarter of 2017 in connection with maintaining our inventory at the lower of cost or net realizable value.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses were $21.2 million, up from $16.0 million in the fourth quarter of 2016. The Company incurred $1.1 million of consulting costs related to the implementation of its ERP system in the fourth quarter of 2017.  The fourth quarter of 2016 included foreign currency exchange gains of $2.7 million which also contributed to the unfavorable variance in the fourth quarter of 2017.

Gain on Sale of Property
The Company closed on the sale of a property in San Diego in the fourth quarter of 2016, which resulted in a pre-tax gain of $1.0 million.  There were no property sales during the fourth quarter of 2017.

Operating Income
Operating income was $0.7 million, down from $7.6 million in the fourth quarter of 2016, with an operating margin of 0.6% compared to 6.4% in the fourth quarter of 2016.

Income Taxes
The provision for income taxes was $19.2 million in the fourth quarter of 2017 as compared with $3.0 million during the same period of 2016.  The provision for income taxes in the 2017 period included an $18 million impact from the U.S. Tax Cuts and Jobs Act which was enacted on December 22, 2017.  This consisted of an estimated transition tax on foreign earnings of approximately $16 million after the utilization of foreign tax credits and $2 million related to the revaluation of the Company's deferred tax assets. These factors resulted in an effective tax rate of -1219.0% during the fourth quarter of 2017, compared to an effective tax rate of 46.9% during the same quarter last year.  The Company is still evaluating the many aspects of the new tax law and may adjust its initial estimate throughout 2018 as further information becomes available.

Net (Loss) Earnings
The above factors resulted in a net loss of $20.8 million in the fourth quarter of 2017 as compared with net income of $3.4 million in the fourth quarter of 2016.

Full Year December 31, 2017 Results

Net Sales
Net sales were $491.6 million, down 1.7% from 2016. By geographic segment, Europe was up by 4.2%, North America was down by 4.3%, and Asia was down by 0.5%.  By product group, Magnetic Solutions was up by 3.7%, Connectivity Solutions was up by 0.9% and Power Solutions and Protection was down by 9.0%. During 2017, 35% of our sales related to our Connectivity Solutions products (compared to 34% for the same period of 2016), 32% related to our Power Solutions and Protection products (compared to 35% in 2016) and 33% related to our Magnetic Solutions products (compared to 31% in 2016).

Of the $8.5 million decline in sales in 2017 compared to 2016, $10.1 million was specific to the winding down of our NPS sales within our Power Solutions business.

Gross Profit
Gross profit margin was 20.8%, up from 20.0% in 2016. The majority of our revenue growth in 2017 came from our military and aerospace customers within our Connectivity Solutions group and sales of our ICM products within our Magnetic Solutions group, both of which carry a higher margin profile than our power products, which had reduced sales in 2017.  Restructuring efforts taken in 2016 and the sale of our interest in a joint venture in China earlier in 2017 also contributed to the increase in gross margin.  These favorable items were partially offset by inventory-related charges totaling $2.0 million.

Selling, General and Administrative Expenses
SG&A expenses increased to $85.1 million in 2017 compared to $71.0 million in 2016 due to a variety of factors.  Foreign exchange losses of $2.8 million in 2017 compared with foreign exchange gains of $3.1 million in 2016 resulted in an unfavorable year-over-year variance of $5.9 million.  The Company's ERP implementation was ongoing throughout the full year of 2017, and as a result, consulting costs were $2.2 million higher than 2016.  There was also a benefit for certain value-added and business tax items of $5.2 million that was recorded in 2016 in connection with the acquisition of Power Solutions which did not recur in 2017.

Gain on Sale of Properties
The Company closed on the sale of properties in Hong Kong and San Diego during 2016, which resulted in pre-tax gains of $3.1 million.

Goodwill and Other Intangible Assets Impairment
During 2016, we recorded an impairment charge related to our goodwill and other intangible assets of $106.0 million. This impairment charge did not result in any future cash expenditures, impact liquidity, affect the ongoing business or financial performance of our reporting units, or impact compliance with our debt covenants.

Operating Income (Loss)
Operating income was $16.3 million in 2017 as compared with an operating loss of $(76.5) million in 2016.

Income Taxes
The provision for income taxes was $21.5 million in 2017 as compared with a benefit of $(17.7) million in 2016. The income tax provision in 2017 included an estimated transition tax on foreign earnings of approximately $16 million and an additional $2 million related to the revaluation of the Company's deferred tax assets, both recorded in connection with the new U.S. tax bill enacted in December 2017.  The income tax benefit in 2016 included a net benefit related to the resolution of certain liabilities for uncertain tax positions of $13.0 million and a net benefit related to the goodwill and other intangible assets impairment of $4.4 million. These factors resulted in an effective tax rate of -223.4% for 2017, compared to an effective tax rate of 21.5% for 2016.

Net Loss
The above factors resulted in a net loss of $11.9 million in 2017 as compared with a net loss of $64.8 million in 2016.

Balance Sheet Data
As of December 31, 2017, working capital was $178.8 million, including $69.4 million of cash and cash equivalents with a current ratio of 3.0-to-1. In comparison, as of December 31, 2016, working capital was $163.1 million, including $73.4 million of cash and cash equivalents with a current ratio of 2.8-to-1 Total debt at December 31, 2017 was $122.7 million as compared to $141.2 million at December 31, 2016, reflecting $18.5 million of debt repayments made during 2017.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. ET today.  To participate in the conference call, investors should dial 800-239-9838, or 323-794-2551 if dialing internationally. The presentation will additionally be broadcast live over the Internet and will be available at https://ir.belfuse.com/events-and-presentations. The webcast will be available via replay for a period of 20 days at this same Internet address.  For those unable to access the live call, a telephone replay will be available at 844-512-2921, or 412-317-6671 if dialing internationally, using access code 3213530 after 2:00 p.m. ET, also for 20 days.

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Non-historical information contained in this press release (such as the statements regarding the impact of the amendment to the Company's credit agreement, the possibility of future acquisitions, the repositioning of the Stewart Connectors business, potential growth in the Company's commercial aerospace business, the potential impact of increased backlog and future operations of the Company's Magnetic Solutions group) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; our ongoing evaluation of the consequences of the U.S. Tax Cuts and Jobs Act; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP EPS, EBITDA and Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net sales	$119,940	$118,539	$491,611	$500,153
Cost of sales	97,865	93,960	389,601	400,245
Gross profit	22,075	24,579	102,010	99,908
As a % of net sales	18.4%	20.7%	20.8%	20.0%

Selling, general and administrative expenses	21,209	16,000	85,067	71,005
As a % of net sales	17.7%	13.5%	17.3%	14.2%
Impairment of goodwill and other intangible assets(2)	-	-	-	105,972
Loss (gain) on impairment/sale of property, plant and equipment	21	(561)	297	(2,644)
Restructuring charges	137	1,518	308	2,087

Income (loss) from operations	708	7,622	16,338	(76,512)
As a % of net sales	0.6%	6.4%	3.3%	-15.3%

Interest expense	(2,326)	(1,419)	(6,802)	(6,662)
Interest income and other, net	42	157	107	622
(Loss) earnings before benefit for income taxes	(1,576)	6,360	9,643	(82,552)

Provision for (benefit from) income taxes(3)	19,211	2,983	21,540	(17,718)
Effective tax rate	-1219.0%	46.9%	223.4%	21.5%
Net (loss) earnings available to common stockholders	$(20,787)	$3,377	$(11,897)	$(64,834)
As a % of net sales	-17.3%	2.8%	-2.4%	-13.0%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175	2,175	2,175
Class B common shares - basic and diluted	9,861	9,806	9,857	9,749

Net (loss) earnings per common share:
Class A common shares - basic and diluted	$(1.66)	$0.27	$(0.97)	$(5.25)
Class B common shares - basic and diluted	$(1.74)	$0.29	$(0.99)	$(5.48)

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) During the year ended December 31, 2016, we recorded a non-cash impairment charge of $106.0 million related to our goodwill and other intangible assets. This impairment did not impact our cash expenditures, liquidity, financial performance, compliance with our debt covenants or affect our ongoing business.

(3) During the fourth quarter of 2017, we recorded $18.0 million of incremental tax related to the enactment of the Tax Cuts and Jobs Act of 2017. This amount consisted of a transition tax on our foreign earnings and revaluation of our deferred tax assets.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)
	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$69,354	$73,411
Accounts receivable, net	78,808	74,416
Inventories	107,719	98,871
Other current assets	10,218	8,744
Total current assets	266,099	255,442
Property, plant and equipment, net	43,495	48,755
Goodwill and other intangible assets, net	89,543	92,779
Other assets	32,128	29,764
Total assets	$431,265	$426,740

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$47,947	$47,235
Current portion of long-term debt	2,641	11,395
Other current liabilities	36,712	33,697
Total current liabilities	87,300	92,327
Long-term debt	120,053	129,850
Other liabilities	65,952	46,129
Total liabilities	273,305	268,306
Stockholders' equity	157,960	158,434
Total liabilities and stockholders' equity	$431,265	$426,740

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net Earnings Available to Common Stockholders to EBITDA and Adjusted EBITDA(2)
(in thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP Net earnings (loss) available to common stockholders	$(20,787)	$3,377	$(11,897)	$(64,834)
Interest expense	2,326	1,419	6,802	6,662
Provision for (benefit from) income taxes	19,211	2,983	21,540	(17,718)
Depreciation and amortization	5,006	5,409	20,718	21,778
EBITDA	$5,756	$13,188	$37,163	$(54,112)
% of net sales	4.8%	11.1%	7.6%	-10.8%

Unusual or special items:
ERP system implementation consulting costs	1,073	-	2,556	371
Professional fees related to legal entity restructuring	150	-	350	-
Restructuring charges	137	1,518	308	2,087
Acquisition related costs and settlements	-	-	-	(4,993)
Gain on sale of properties	-	(985)	-	(3,092)
Impairment of goodwill and other intangible assets	-	-	-	105,972

Adjusted EBITDA	$7,116	$13,721	$40,377	$46,233
% of net sales	5.9%	11.6%	8.2%	9.2%

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under U.S GAAP, to aid in comparisons with other periods. We may use Non-U.S GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

The following tables detail the impact of certain unusual or non-recurring items had on the Company's net earnings per common Class A and Class B basic and diluted shares ("EPS") and the line items these items were included on the condensed consolidated statements of operations.

	Three Months Ended December 31, 2017					Three Months Ended December 31, 2016
Reconciling Items	Earnings (loss) before taxes	Provision for income taxes	Net earnings	Class A EPS	Class B EPS	Earnings (loss) before taxes	Benefit from income taxes	Net earnings	Class A EPS	Class B EPS

GAAP measures	$(1,576)	$19,211	$(20,787)	$(1.66)	$(1.74)	$6,360	$2,983	$3,377	$0.27	$0.29
Items included in SG&A expenses:
ERP system implementation consulting costs	1,073	333	740	0.06	0.06	-	-	-	-	-
Professional fees related to legal entity restructuring	150	57	93	0.01	0.01	-	-	-	-	-
Gain on sale of San Diego property	-	-	-	-	-	(985)	(374)	(611)	(0.05)	(0.05)
Restructuring charges	137	27	110	0.01	0.01	1,518	401	1,117	0.09	0.09
Writeoff of deferred financing costs related to debt extinguishment	1,031	392	639	0.05	0.05			-
Items included in income taxes:
Impact from tax reform bill (transition tax and revaluation								-
of deferred tax assets)	-	(18,043)	18,043	1.44	1.51			-
Non-GAAP measures	$815	$1,977	$(1,162)	$(0.09)	$(0.10)	$6,893	$3,010	$3,883	$0.31	$0.33

	Year Ended December 31, 2017					Year Ended December 31, 2016
Reconciling Items	Earnings (loss) before taxes	Provision for income taxes	Net earnings	Class A EPS	Class B EPS	Earnings (loss) before taxes	Benefit from income taxes	Net loss	Class A EPS	Class B EPS

GAAP measures	$9,643	$21,540	$(11,897)	$(0.97)	$(0.99)	$(82,552)	$(17,718)	$(64,834)	$(5.25)	$(5.48)
Items included in SG&A expenses:
ERP system assessment costs	2,556	795	1,761	0.14	0.15	371	96	275	0.02	0.02
Professional fees related to legal entity restructuring	350	133	217	0.02	0.02	-	-	-	-	-
Acquisition related costs	-	-	-	-	-	162	61	101	0.01	0.01
Power Solutions acquisition related items and settlements	-	-	-	-	-	(5,155)	(780)	(4,375)	(0.35)	(0.37)
Gain on sale of Hong Kong and San Diego properties	-	-	-	-	-	(3,092)	(374)	(2,718)	(0.22)	(0.23)
Restructuring charges	308	71	237	0.02	0.02	2,087	607	1,480	0.12	0.13
Impairment of goodwill and other intangible assets	-	-	-	-	-	105,972	4,385	101,587	8.18	8.59
Writeoff of deferred financing costs related to debt extinguishment	1,031	392	639	0.05	0.05	-	-	-	-	-
Items included in income taxes:
Impact from tax reform bill (transition tax and revaluation
of deferred tax assets)	-	(18,043)	18,043	1.44	1.51	-	-	-	-	-
Items included in income taxes:
Incremental tax related to legal entity restructuring	-	(2,308)	2,308	0.18	0.19	-	-	-	-	-
Power Solutions acquisition related settlements	-	-	-	-	-	-	13,809	(13,809)	(1.11)	(1.17)
Non-GAAP measures	$13,888	$2,580	$11,308	$0.88	$0.95	$17,793	$86	$17,707	$1.40	$1.50